Exhibit 2.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:25 PM 10/22/2024
FILED 09:25 PM 10/22/2024
SR 20244016985 - File Number 5672075

STATE OF DELAWARE
CERTIFICATE OF FORMATION
OF LIMITED LIABILITY COMPANY

The undersigned authorized person, desiring to form a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1. The name of the limited liability company is Groundfloor Loans 2 LLC
______________________________.

2. The Registered Office of the limited liability company in the State of Delaware is located at 1209 Orange Street (street), in the City of Wilmington, Zip Code 19801. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is The Corporation Trust Company
______________________________.

By: [signature]
Authorized Person

Name: Nick Bhargava
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